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                                                                   EXHIBIT 77(c)

                        TRANSAMERICA INCOME SHARES, INC.

                    RESULTS OF SHAREHOLDER PROXY (UNAUDITED)


At the annual meeting of shareholders held on JULY 16, 2009, the results of Proposal 1 were as follows:

PROPOSAL 1: To elect ten Directors to the Board of Directors

                                    FOR                   WITHHELD
                              -------------------     ------------------
Sandra N. Bane                     5,231,987.890           133,325.269
John K. Carter                     5,245,350.692           119,962.467
Leo J. Hill                        5,243,324.825           121,988.334
Neal M. Jewell                     5,234,570.692           130,742.467
Russell A. Kimball, Jr.            5,243,541.825           121,771.334
Eugene M. Mannella                 5,223,906.023           141,407,136
Norman R. Nielsen                  5,232,864.692           132,448.467
Joyce G. Norden                    5,221,099.023           144,214.136
Patricia L. Sawyer                 5,232,273.890           133,039.269
John Waechter                      5,257,514.692           107,798.467